Exhibit 99.2


                 3Q 2004 EARNINGS CONFERENCE CALL
           Remarks of Thomas O. Ryder, Chairman and CEO
                          April 29, 2004


      Good Morning, and thank you for joining us.

      For the third quarter of Fiscal 2004, operating profit was $19 million, up sharply from last year's loss of $3 million.
Last year's results included a restructuring charge of $16 million. EPS was also up dramatically. By any calculation, this was our best quarter for year-over-year operating profit growth in quite some time.

      Operating profits were up across the board. We had double-digit growth in all three operating segments.
  -   International Businesses profits more than tripled.
  -   RD North America profits were up 26 percent.
  - and Consumer Business Services profits increased by 46 percent, albeit on a low base.

      Revenues were roughly flat for this year's quarter, at $561 million. Excluding foreign exchange, revenues declined by 6 percent. Revenues grew by 1 percent at both International
Businesses and Consumer Business Services, partly offsetting a 3 percent decline at Reader's Digest North America.

      Overall, this was a quarter that came in close to the two-year plan we introduced to you last summer.

      At that time, we said that Fiscal 2004 would be challenging. But we also said the goal of the plan was: To reengineer certain businesses and invest in others during Fiscal
2004, and to position the company to drive year-over-year revenue and profit growth beginning in Fiscal 2005.

      We said that results in the first half would be down, but that the second half would be up as the benefits of cost reduction and results of our investments begin to achieve traction.

      Well, the first half was down, in revenues and profit, and we have clearly begun to experience the improvement that we had predicted for the second half.

      And, our sharply improved profits were made despite a $7 million increase in unallocated corporate overhead, which is largely non-cash, and $5 million in incremental investments.

      I am pleased to say the principal driver of the Company's profit improvement is our international business.

      One year ago, Tom Gardner, then our newly appointed head of International, developed with his team a plan to restructure, restore and invest in the International business to bring about a return to sustained healthy revenues and margins. It's a tough plan and it's based on what Tom learned dealing with the problems of our U.S. Books and Home Entertainment business.

      We knew the plan would not improve profits immediately. The plan required that we eliminate unprofitable business segments and marginal marketing efforts, which quickly reduces revenues. But, it also eliminated risk and increased stability and predictability in the business. The key is to move swiftly and aggressively to reduce costs, because costs always come out more slowly than revenues decline.

      So, our first half of the year was predictably bad with international operating profits down 25% and revenues down 6%. This continuing decline made many investors nervous, but we believed our plan that the business would begin to turn in the second half.

      We're right so far. Profits for International were $14 million during the quarter; over three times the profits from last year's quarter. And, third quarter results have also reversed the decline in International profits on a year-to-date basis, from negative 25% to positive 6%.

      Tom and his team have done a great job taking cost out, realizing overhead savings in excess of $30 million, with many of the benefits hitting the P&L this quarter. And apart from cost reduction, we are forecasting and executing much better, resulting in more efficient mailing campaigns and stronger cash flow. We expect profit growth to continue in the fourth quarter, although not as dramatically. We do expect healthy double-digit growth in the quarter and enough to give the business double-digit profit growth for the year.

      We are not claiming victory just yet.

      Many of those International markets still struggle with difficult economic environments, like Germany and Brazil. And, response rates have merely stabilized, not improved. But we have materially eliminated risk in these businesses and we've dramatically reduced our cost base. These economies will get better ultimately and I believe our response rates will too.
And, in the "investment" part of the plan, we have some promising new businesses in the development stage, particularly in new countries. We are launching in Romania - in fact, we just made the announcement today -- and we expect more new country launches in FY'05. Our International Books Are Fun businesses are making progress, and we have more testing of Books Are Fun, Reiman and Young Families underway. So, I am more optimistic about our long-term international prospects than I have been in a long time.

      Profits at Reader's Digest North America grew by 26 percent in the quarter to $11 million, and year-to-date profits have improved by 16 percent.

      The story with RD North America continues to be margin improvement and new product development. Profits have improved at RD North America for 8 consecutive quarters.

      And the major contributor continues to be our redesigned flagship, Reader's Digest magazine.

      We continue to see improving subscription profitability driven by lower acquisition costs and higher renewal rates - both a salubrious result of our reducing sweepstakes promotions and our improved editorial package. We have also sold more than 250,000 Reader's Digest magazine subscriptions to Reiman customers, which have helped our margins considerably.

      Advertising pages are up, but revenues have not yet turned around for us and will be weaker in the fourth quarter. But, we like our new sales team very much and we are optimistic about our prospects for next year.

      Margins have improved dramatically at US Books & Home
Entertainment as well.

      Keep this in mind as perspective: this was once our largest business. It was devastated by the sweepstakes settlement three years ago and is a small fraction of its former size. But, it is making a comeback and we believe it will produce solid, dependable profit producers, in fact, starting this year.

      This is a business transitioning out of sweepstakes and it was profitable again this quarter as three different health-related titles sold well. We also had success with two key series products, Select Editions and Today's Best Non-Fiction.

      Revenues at Reiman fell slightly as the sales of book annuals declined versus prior year. But, we have been able to increase our customer counts, both new customers and total active customers, and these are key-leading indicators in our business.

      And, the new product pipeline continues to build and is very promising.

      We've talked before about our new magazines - Our Canada and Backyard Living. Both look like solid successes. Our Canada has circulation of more than 120,000 in that country, and Backyard Living has more than 430,000 in the U.S. Both of these have negative P&L impact now, but should be sharply improved over the next two years.

      We have a big success with RD Specials, our continuing series of newsstand magazines. These have become nicely profitable in their first 18 months and are significantly ahead of schedule in a bad newsstand market.

      And, we are focused on creating a host of new book products, such as:

  - New annuals that do not rely exclusively on existing magazine titles;
  - Products for Books Are Fun using repurposed editorial material; and
  - New books aimed primarily at the Reader's Digest audience like The Diabetic Cookbook and The Family Handyman annual, which are being promoted as we speak.

      The key for us with Reiman is a vigorous new product development program and cross marketing of the Reader's Digest and Reiman customer bases. We are making good progress. And, by the way, the biggest source of free cash flow in the Company continues to be Reiman.

      At CBS - that's Consumer Business Services, not to be confused with the network or the broadcasting school - revenue improved by 1 percent to $129 million and profits improved by 46 percent to $4 million.

      The growth in revenues was principally the result of improved year-over-year sales in our Trade Publishing business, which grew by 15 percent, and to a lesser extent QSP, which grew by 2 percent. Revenues at BAF declined by 2 percent.

      A number of products performed exceptionally well for our Trade business in this quarter. Most exciting is one we introduced about 18 months ago called Movie Theater Books, which combines reading material with images that can be projected on a wall or a screen.

      This was developed by our Children's Publishing Team. Currently we license the popular Disney and Nickelodeon brands, but the product has many other content applications. We sell it via multiple channels including retail, third party catalogs and Books Are Fun. And, we are already selling it in 21 countries. This is a product I described on this call about a year ago when it was just out of the development phase. We actually have a patent-pending on the concept and it is already a major profit producer in this quarter.

      Trade has other products in the pipeline. Recently we announced a partnership with NASCAR to bring to market car-racing books for children. This is the first major books project for a sport with 75 million fans in the U.S. Let's watch and see how this one does.

      QSP's performance in the third quarter was much improved over the second, but still not where we want or expect it to be. There has been a significant increase in school fundraising programs of all kinds, which has had the effect of diluting our own efforts. And, we have more direct competition in the magazine segment, which is our most profitable. But, sales force issues abated during the quarter, and we feel an improved tenor in our own efforts.

      Much of the QSP activity now is focused on the fall season, which is in our next fiscal year, and I like the caliber of work being done. We are adding and training new salespeople, we are increasing our efforts to sign new and existing accounts, we are targeting new types of fundraising accounts, we are designing new products for them and we are working on projects to drive cost out of our business processes. The increased competition will make QSP a much smarter, better organization.

      Revenues and profits were down at Books Are Fun, mainly reflecting a decline in corporate event sales. This was driven by fewer events and lower averages per event and we are likely to have soft results again in the fourth quarter. Still, though we have a lot of work to do, this business is improving. Since we last spoke, our sales averages have gotten progressively better indicating improvement in our product selection. And, the improvement is through virtually all types of fairs. Our school program events have picked up and are now running about equal to last year, which is another good sign. But, we continue to run fewer corporate events, which are hurting sales. This is still a reflection of the sales force losses we took at the beginning of the year. As with QSP, the big money comes in the September-December months and we are gearing our corrective actions for that period.

      Overall, for the Company, the third quarter was the first indication of tangible benefits from actions taken in the first half of our 2-year plan. Let me recap the key initiatives from our two-year plan:

  1. We re-engineered certain businesses to improve profitability, mainly overseas.
  2.  We removed fixed overhead from most of our businesses.
  3. We identified new products, geographies and channels to reach out to new customers, and
  4. We invested in new businesses to build revenue growth over the long term.

   How do we know that the plan is working?

   First, some of the evidence can be found in this quarter or the year-to-date results:

  - With one quarter to go, EPS is already at the low end of our full-year guidance, albeit revised guidance.
  - Cash flow is at $157 million, only $6 million shy of our goal to improve on last year's 12-month number of $162 million.
  - Net debt at the end of the quarter was $680 million, already below our target of $700 million. And this is before fourth quarter results and the proceeds from our pending real estate transaction.
  - Overhead costs have come down at an annualized rate of about $55 million in part as a result of reducing staff by 600 positions since December of 2002. Remember, we have a two-year cost reduction target of $70 million, one that I expect we will exceed.
  - We remain on track through nine months with 12 of the 15 metrics we identified as part of the 2-year plan. This has not changed appreciably since last quarter. We'll go through the whole list in detail next quarter, when you have the chance to see how we made out for the year.

      As for full-year Fiscal 2004, we reiterate the guidance given in last quarter's call, when we said EPS would be in the range of 65-75 cents, excluding restructuring and one-time items. The second half is shaping up much as we had predicted, although we believe more of the improvement hit in the third quarter than will in the fourth. This should put us somewhere in the middle of our range for the full year, and close to the track we set for our two-year plan.

      I am also delighted with the progress we have made in improving our balance sheet. We have paid down debt in advance of projections with strong cash flows, we are selling some non-productive assets which will help that goal, we have locked in some long-term debt at great rates and we have removed a number of important restrictions on our flexibility with our bank debt.

      The architect of this effort has been my friend and our CFO, Mike Geltzeiler, and I will now turn the program over to him to tell you more about it.

      Thank you.
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